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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 18, 2001



                                 ENTREMED, INC.
                 (Exact name of issuer as specified in charter)


Delaware                               20713                      581959440
--------                               -----                      ---------
(State or other jurisdiction  (Commission File Number)        (I.R.S. Employer
of incorporation)                                            Identification No.)


                            9640 Medical Center Drive
                                    Suite 200
                                  Rockville, MD
                                ________________

                    (Address of principal executive offices)

                                      20850
                                ________________

                                   (Zip code)

                                 (301) 217-9858
                                ________________

              (Registrant's telephone number, including area code)


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Item 5. Other Events

     As of December 18, 2001, EntreMed, Inc. (the "Company") completed the sale of 2,921,627 shares of its common stock, par value $.01 per share (the "Common Stock"), and warrants to purchase up to 730,413 shares of Common Stock (the "Warrants") in a private placement to certain accredited investors. The offering resulted in gross proceeds to the Company, prior to the deduction of fees and commissions, of approximately $22.6 million. The net proceeds from the offering will be used by the Company for working capital needs and other general corporate purposes.

     The Warrants are exercisable until December 18, 2006, at an exercise price per share of $11.81. The exercise price and the number of shares of Common Stock issuable upon exercise of a Warrant are both subject to adjustment in certain circumstances which would otherwise have the effect of depriving the Warrant holders of the benefit of all or a portion of the purchase rights evidenced by the Warrants. In addition, if the Common Stock trades above 250% of the then applicable exercise price for twenty consecutive trading days, the Company will have the ability, after giving notice to the stockholders, to call the Warrants.

     In connection with the private placement, the Company entered into a registration rights agreement with the purchasers of the Common Stock and Warrants, pursuant to which the Company agreed to register for resale under the Securities Act of 1933 all of the shares of Common Stock issued in the private placement, as well as shares of Common Stock issuable upon the exercise of the Warrants.

     On December 19, 2001, the Company issued a press release relating to the offering, a copy of which is also included as an exhibit to this report and incorporated by reference herein.


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Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

99.1 Text of Press Release, dated December 19, 2001.



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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            ENTREMED, INC.
                                            (Registrant)



                                            /s/ John W. Holaday
                                            -----------------------------------
                                            John W. Holaday, Ph.D.
                                            Chief Executive Officer

Date: December 19, 2001